Exhibit 99

Media Relations 212 460 4111 (24 hours)	Consolidated Edison, Inc. 4 Irving Place New York, NY 10003 www.conEdison.com

FOR IMMEDIATE RELEASE	Contact:	Robert McGee
January 19, 2012		212-460-4111

CON EDISON REPORTS 2011 EARNINGS

NEW YORK—Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported 2011 net income for common stock of $1,051 million or $3.59 a share compared with $992 million or $3.49 a share in 2010. Earnings from ongoing operations, which exclude the net mark-to-market effects of the competitive energy businesses, were $1,064 million or $3.64 a share in 2011 compared with $981 million or $3.45 a share in 2010.

For the fourth quarter of 2011, net income for common stock was $190 million or $0.65 a share compared with $233 million or $0.81 a share in the fourth quarter of 2010. Earnings from ongoing operations for the fourth quarter of 2011, which exclude the net mark-to-market effects of the competitive energy businesses, were $219 million or $0.74 a share compared with $201 million or $0.69 a share in the fourth quarter of 2010.

“Our regulated utilities and competitive energy businesses continued to perform well in 2011,” said Kevin Burke, Con Edison’s chairman, president, and CEO. “We met the challenges of a sustained heat wave, Hurricane Irene and a late fall snowstorm. Our employees performed admirably and safely, and the company won a national award for reliability for the second consecutive year. We also continued deployment of Smart Grid technologies and energy efficiency programs, saving money for customers and investing wisely on behalf of shareholders.”

The company also today declared a quarterly dividend of 60 1/2 cents a share on its common stock, payable March 15, 2012 to shareholders of record as of February 15, 2012, an annualized increase of 2 cents over the previous annualized dividend of $2.40 a share. “The increase in the dividend, the 38th consecutive annual increase, reflects our continued emphasis on providing a return to our investors while meeting the needs of our customers,” said Robert Hoglund, senior vice president and chief financial officer.

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CON EDISON REPORTS 2011 EARNINGS	page 2

The following table is a reconciliation of Con Edison’s reported earnings per share to earnings per share from ongoing operations and reported net income to earnings from ongoing operations for the three months and year ended December 31, 2011 and 2010.

	Three Months Ended				Year Ended
	Earnings per Share		Net Income (Millions of Dollars)		Earnings per Share		Net Income (Millions of Dollars)
	2011	2010	2011	2010	2011	2010	2011	2010
Reported earnings per share and net income for common stock– GAAP basis (basic)	$0.65	$0.81	$190	$233	$3.59	$3.49	$1,051	$992
Less: Net mark-to-market effects of competitive energy businesses	(0.09)	0.12	(29)	32	(0.05)	0.04	(13)	11

Ongoing operations	$0.74	$0.69	$219	$201	$3.64	$3.45	$1,064	$981

The company expects its earnings from ongoing operations for the year 2012 to be in the range of $3.65 to $3.85 per share. Earnings per share from ongoing operations exclude the net mark-to-market effects of the competitive energy businesses. The forecast reflects capital investments of $2,200 million, substantially all of which will be spent at the company’s regulated utilities. The company expects to meet its 2012 external financing requirements, including for maturing securities, through the issuance of up to $750 million of long-term debt. The company does not expect to need to issue additional common equity in 2012.

The results of operations for the three months and year ended December 31, 2011, as compared with the 2010 period, reflect changes in the rate plans of Con Edison’s utility subsidiaries. The rate plans provide for additional revenues to cover expected increases in certain operations and maintenance expenses, and depreciation and property taxes. The results of operations include the operating results of the competitive energy businesses, including net mark-to-market effects.

Operations and maintenance expenses were higher for the year ended December 31, 2011 as compared with the 2010 period reflecting primarily higher costs for pension and other postretirement benefits and employee health insurance. Depreciation and property taxes were higher in the 2011 periods reflecting primarily higher utility plant balances.

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CON EDISON REPORTS 2011 EARNINGS	page 3

The following table presents the estimated effect on earnings per share and net income for common stock for the 2011 period compared with the 2010 period, resulting from these and other major factors:

	Three Months Ended Variation 2011 vs. 2010		Year Ended Variation 2011 vs. 2010
	Earnings per Share Variation	Net Income for Common Stock Variation (Millions of Dollars)	Earnings per Share Variation	Net Income for Common Stock Variation (Millions of Dollars)
CECONY (a)
Rate plans, primarily to recover increases in certain costs	$0.14	$42	$0.84	$237
Operations and maintenance expense	0.01	3	(0.14)	(41)
Depreciation and property taxes	(0.06)	(17)	(0.30)	(86)
Other (includes dilutive effect of new stock issuances)	(0.04)	(12)	(0.20)	(25)

Total CECONY	0.05	16	0.20	85
Orange and Rockland Utilities (O&R)	0.01	3	0.01	4
Competitive energy businesses
Earnings excluding net mark-to-market effects	(0.01)	(2)	(0.04)	(10)
Net mark-to-market effects (b)	(0.21)	(61)	(0.09)	(24)

Total competitive energy businesses	(0.22)	(63)	(0.13)	(34)
Other, including parent company expenses	—	1	0.02	4

Total variation	$(0.16)	$(43)	$0.10	$59

(a)	Under the revenue decoupling mechanisms in CECONY’s electric and gas rate plans and the weather-normalization clause applicable to the gas business, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. Under CECONY’s rate plans, pension and other postretirement costs and certain other costs are reconciled to amounts reflected in rates for such costs.
(b)	For the three months ended December 31, these variations reflect after-tax net mark-to-market losses of $29 million or $0.09 a share in 2011 and after-tax net mark-to-market gains of $32 million or $0.12 a share in 2010. For the year ended December 31, the variations reflect after-tax net mark-to-market losses of $13 million or $0.05 a share in 2011 and after-tax net mark-to-market gains of $11 million or $0.04 a share in 2010.

The earnings per share variations shown above include the dilutive effects ($0.01 per share and $0.10 per share, respectively, exclusive of offsetting benefits of avoided interest expense) of a higher weighted average number of common shares outstanding in the three months and year ended December 31, 2011. The weighted average number of common shares was 293 million shares and 289 million shares for the three months ended December 31, 2011 and 2010, respectively, and 293 million shares and 284 million shares for the year ended December 31, 2011 and 2010, respectively.

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CON EDISON REPORTS 2011 EARNINGS	page 4

The changes in the energy delivered by the company’s utility subsidiaries, both for actual amounts and as adjusted for variations in weather and billing days, for the three months and year ended December 31, 2011, as compared with the 2010 period were as follows (expressed as a percentage of 2010 amounts):

	Fourth Quarter Variation 2011 vs. 2010		Year Variation 2011 vs. 2010
	Actual	Adjusted	Actual	Adjusted
Con Edison of New York
Electric	(2.5)	(1.3)	(1.5)	(1.1)
Firm – Gas	(11.7)	1.4	3.1	2.1
Steam	(18.9)	0.4	(3.1)	(2.8)
O&R
Electric	3.3	6.7	(0.7)	0.3
Firm – Gas	(19.2)	(4.5)	(1.3)	(1.8)

Refer to the attachment to this press release for the consolidated income statements for 2011 and 2010. Additional information related to utility sales and revenues is available at www.conedison.com (select “Shareholder Services” and then select “Press Releases”).

This press release contains forward-looking statements that reflect expectations and not facts. Actual results may differ materially from those expectations because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission.

This press release also contains a financial measure, earnings from ongoing operations. This non-GAAP measure should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with GAAP. Management uses this non-GAAP measure to facilitate the analysis of the company’s ongoing performance as compared to its internal budgets and previously reported financial results. Management believes that this non-GAAP measure also is useful and meaningful to investors.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy companies, with approximately $13 billion in annual revenues and $37 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas, and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Consolidated Edison Solutions, Inc., a retail energy supply and services company; Consolidated Edison Energy, Inc., a wholesale energy supply company; and Consolidated Edison Development, Inc., a company that participates in infrastructure projects.

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Attachment

CONSOLIDATED EDISON, INC.

CONSOLIDATED INCOME STATEMENT

(UNAUDITED)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2011	2010	2011	2010
	(Millions of Dollars/Except Share Data)
OPERATING REVENUES
Electric	$2,035	$2,105	$8,918	$9,064
Gas	426	484	1,735	1,760
Steam	176	169	683	656
Non-utility	330	382	1,602	1,845

TOTAL OPERATING REVENUES	2,967	3,140	12,938	13,325

OPERATING EXPENSES
Purchased power	843	905	3,967	4,613
Fuel	95	115	412	458
Gas purchased for resale	131	200	622	683
Other operations and maintenance	756	771	2,969	2,888
Depreciation and amortization	225	215	884	840
Taxes, other than income taxes	458	440	1,845	1,723

TOTAL OPERATING EXPENSES	2,508	2,646	10,699	11,205

OPERATING INCOME	459	494	2,239	2,120

OTHER INCOME (DEDUCTIONS)
Investment and other income	4	15	23	46
Allowance for equity funds used during construction	4	3	11	15
Other deductions	(4)	(9)	(17)	(21)

TOTAL OTHER INCOME (DEDUCTIONS)	4	9	17	40

INTEREST EXPENSE
Interest on long-term debt	145	147	582	597
Other interest	3	7	18	21
Allowance for borrowed funds used during construction	(2)	(2)	(6)	(9)

NET INTEREST EXPENSE	146	152	594	609

INCOME BEFORE INCOME TAX EXPENSE	317	351	1,662	1,551
INCOME TAX EXPENSE	124	115	600	548

NET INCOME	193	236	1,062	1,003
Preferred stock dividend requirements of subsidiary	(3)	(3)	(11)	(11)

NET INCOME FOR COMMON STOCK	$190	$233	$1,051	$992

Net income for common stock per common share—basic	$0.65	$0.81	$3.59	$3.49

Net income for common stock per common share—diluted	$0.65	$0.80	$3.57	$3.47

AVERAGE NUMBER OF SHARES OUTSTANDING—BASIC (IN MILLIONS)	292.9	289.3	292.6	284.3

AVERAGE NUMBER OF SHARES OUTSTANDING—DILUTED (IN MILLIONS)	294.8	291.0	294.4	285.9